Exhibit 99.1
Essential Properties Realty Trust, Inc. Increases Quarterly Dividend to $0.26 per Share, a 4.0% Increase Over Prior Quarter

December 6, 2021

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.26 per share of common stock for the fourth quarter of 2021. On an annualized basis, this dividend of $1.04 per share of common stock represents an increase of $0.04 per share over the previous annualized dividend. The dividend is payable on January 13, 2022 to stockholders of record as of the close of business on December 31, 2021.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of September 30, 2021, the Company’s portfolio consisted of 1,397 freestanding net lease properties with a weighted average lease term of 13.9 years and a weighted average rent coverage ratio of 3.5x. As of the same date, the Company’s portfolio was 99.9% leased to 297 tenants operating 423 different concepts in 17 industries across 45 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Daniel Donlan
Senior Vice President, Capital Markets
609-436-0619
info@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.